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Exhibit 99.2

News Release
For:	Methode Electronics, Inc. 7401 West Wilson Avenue Chicago, IL 60706	Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics, Inc. Adjourns Special Meeting of Eligible Class A Stockholders

        CHICAGO, July 10, 2003—Methode Electronics, Inc. (Nasdaq: METHA) announced today that it has adjourned its special meeting of eligible Class A stockholders. Mr. William T. Jensen, Chairman of Methode Electronics, called the meeting to order at 10:00 A.M. and immediately adjourned, to reconvene on July 24, 2003 at 10:00 A.M.

        This adjournment relates to the unsolicited cash tender offer for Methode's outstanding Class B common stock by Dura Automotive Systems, Inc.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

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  Exhibit 99.2